INDEPENDENT REGISTER ED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration S tatement of Car Charging Group, Inc. on Form S- 1 Amendment #1 (File No: 333 -214461) of our report dated July 29, 2016 , which includes an explan atory paragraph as to the Company’s ability to continue as a going concern, with respect to our audits of the consolidated financial statements of Car Charging Group, Inc. and Subsidiaries as of December 31, 2015 and 2014 and for the years ended December 31, 2015 and 2014 , which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

New York, NY

December 21, 2016